Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Forbes Energy Services, Ltd.

Alice, Texas

We hereby consent to the use in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4, as amended, of our report dated March 23, 2020, relating to the consolidated financial statements of Forbes Energy Services, Ltd., which is contained in this Proxy Statement/Prospectus. Our report contains an explanatory paragraph regarding the ability of Forbes Energy Services, Ltd. to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ BDO USA, LLP

Austin, Texas

April 13, 2020